Exhibit 99.1

[US LEC LOGO]

PRESS RELEASE

FOR IMMEDIATE RELEASE

Media Contact: Jennifer Sharpe 704-319-1135 jsharpe@uslec.com	Investor Contact: James Stawski 704-319-1189 jstawski@uslec.com

US LEC ACHIEVES RECORD QUARTERLY REVENUE OF $85.2 MILLION

END CUSTOMER REVENUE INCREASES BY 40% TO REACH $66.8 MILLION

CHARLOTTE, NC (April 27, 2004) – Continuing to build on solid financial and operational results, US LEC Corp. (Nasdaq: CLEC), a super-regional telecommunications carrier providing integrated voice, data and Internet services to businesses and enterprise organizations throughout the Eastern United States, announced today results for the quarter ended March 31, 2004. The first quarter was highlighted by:

•	Achieving total revenue of $85.2 million, an increase of $12.1 million, or 17%, over the same period in 2003

•	Reaching end-customer revenue of $66.8 million, a $19.2 million, or 40%, increase over the first quarter of 2003. End-customer revenue now accounts for 78% of total revenue

•	Increasing US LEC’s customer base by 66% over the previous year to over 18,000 business class customers

•	Crossing the 100 served markets milestone

•	Increasing EBITDA by 32% over the first quarter of 2003 to $11.3 million (see definition and reconciliation of EBITDA to net cash provided by operating activities below)

•	Increasing cash for five consecutive quarters, ending the quarter at $43.6 million

•	Meeting revenue, EBITDA and integration objectives for the Fastnet® acquisition

•	Introducing Managed Router Service to help customers better manage their IT infrastructure

•	Launching dynamic bandwidth, our first Voice over IP product

Revenue for the quarter ended March 31, 2004, increased 17% to $85.2 million, compared with $73.1 million for the quarter ended March 31, 2003, and revenue of $79.7 million for the fourth quarter of 2003. The Company reported a net loss attributable to common stockholders of ($7.2) million, or ($0.24) per share, on 29.8 million average shares outstanding for the quarter ended March 31, 2004, compared with a net loss attributable to common stockholders of ($8.5) million, or ($0.31) per share, on 26.9 million average shares outstanding for the first quarter of last year. EBITDA for the first quarter of 2004 was $11.3 million compared to EBITDA of $8.6 million in the first quarter of 2003.

Commenting on the Company’s first quarter 2004 results, Aaron D. Cowell, US LEC’s president and chief executive officer said, “US LEC’s team increased its momentum as we moved into 2004. We increased our business class customer base by 9% over year-end 2003 to over 18,000 customers. Included in our growth are 1,000 new data customers, who contributed to the continued solid growth in data services in the quarter. Revenue from our data portfolio has more than doubled since the first quarter of 2003, and now accounts for almost 25% of the Company’s total revenue. To fuel future growth, we continue to increase our sales force and to add additional services and markets, ending the quarter with over 100 markets served. On the product front, we are currently rolling out our new Voice over IP product (VoIP), and based on initial customer feedback we believe it will be well received. The integration of Fastnet’s organization continues on track and we achieved our revenue and EBITDA goals for our combined operations during the quarter. We remain focused

US LEC Announces First Quarter 2003 Results

April 27, 2004

on our mission to be the premier competitive carrier in our markets by providing a full portfolio of services and unrivaled customer care.”

Michael K. Robinson, executive vice president and chief financial officer of US LEC added, “US LEC had a very strong start to 2004. End customer revenue increased by $8.7 million sequentially, and by $19.2 million over the first quarter of 2003. As a percentage of revenue, end-customer revenue accounted for 78% of the Company’s total revenue and represented a 15% increase over the fourth quarter of 2003. EBITDA for the first quarter of 2004 was lower than the fourth quarter of 2003, mainly due to a continued decrease in intercarrier compensation and the fourth quarter impact of a $3.5 million recovery related to the settlement of the MCI pre-petition receivables. By leveraging our cost structure, our EBITDA performance was $11.3 million compared to $8.6 million last year, even though intercarrier compensation decreased by almost $8 million sequentially. Other highlights of the quarter include $6.9 million of cash provided by operating activities and continued strong end-customer collection results. This quarter marked US LEC’s fifth consecutive quarter in which we increased our cash position. Our financial strength is an obvious competitive advantage that continues to differentiate US LEC in the marketplace.”

Conference Call Information

US LEC will hold a conference call to discuss this press release today, April 27, 2004, at 11:00 a.m. Eastern Time. A live broadcast of the conference call will be available online at www.uslec.com, and www.fulldisclosure.com. To listen to the live call, visit either web site at least fifteen minutes early to download, and install any necessary audio software. For those who cannot listen to the live broadcast, a telephone replay will be available shortly after the call through the close of business on April 30, 2004 and replay via webcast will be available through May 27, 2004.

About US LEC

Based in Charlotte, NC, US LEC is a leading telecommunications carrier providing integrated voice, data and Internet services to medium and large businesses and enterprise organizations throughout 15 Eastern states and the District of Columbia. US LEC services include local and long distance calling services, Voice over Internet Protocol (VoIP) service, advanced data services such as Frame Relay, Multi-Link Frame Relay and ATM, dedicated and dial-up Internet services, managed data solutions, data center services and Web hosting. US LEC also provides selected voice services in 25 additional states and selected data services nationwide. For more information about US LEC, visit www.uslec.com.

Except for the historical information contained herein, this report contains forward-looking statements, subject to uncertainties and risks, including the demand for US LEC’s services, the ability of the Company to introduce additional products, the ability of the Company to successfully attract and retain personnel, competition in existing and potential additional markets, uncertainties regarding its dealings with ILECs and other telecommunications carriers and facilities providers, regulatory uncertainties, the possibility of adverse decisions related to reciprocal compensation and access charges owing to the Company, as well as the Company’s ability to begin operations in additional markets. These and other applicable risks are summarized in Exhibit 99.1 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2003, and in subsequent reports, which are on file with the Securities and Exchange Commission. In addition, we may use non-GAAP terms such as “EBITDA”, “free cash flow”, “positive cash flow” and “gross margin” as part of the analytical explanations of our results.

US LEC is a registered service mark of US LEC Corp. US LEC and Design (R) is a registered service mark and trademark of US LEC Corp.

US LEC Announces First Quarter 2003 Results

April 27, 2004

US LEC Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(Unaudited)

	Three months ended March 31,
	2004	2003
Revenue	$85,186	$73,108
Network Expenses (excluding depreciation and amortization shown below)	41,450	34,943
Depreciation and Amortization	12,485	11,439
Selling, General and Administrative Expenses	32,416	29,607

Loss from Operations	(1,165)	(2,881)

Interest Expense, Net	2,152	1,917

Net Loss	(3,317)	(4,798)

Preferred Stock Dividends	(3,744)	(3,527)
Preferred Stock Accretion of Issuance Costs	(143)	(135)

Net Loss Attributable to Common Stockholders	$(7,204)	$(8,460)

Net Loss Attributable to Common Stockholders Per Common Share
Basic and Diluted	$(0.24)	$(0.31)

Weighted Average Number of Shares Outstanding
Basic and Diluted	29,751	26,895

EBITDA consists of earnings (loss) before interest income and expense, income taxes, depreciation and amortization. EBITDA as used by the Company may be different than similarly used measures by other companies and is not a measure of financial performance under GAAP. Management believes EBITDA is a useful measure of the Company’s liquidity and is used by investors and analysts to evaluate companies in our industry. EBITDA is reconciled to net cash provided by operating activities as follows:

	Three months ended March 31,
	2004	2003
Loss from Operations	$(1,165)	$(2,881)
Depreciation and Amortization	12,485	11,439

EBITDA	11,320	8,558

Changes in Working Capital	(2,169)	6,573
Net Interest Expense	(2,152)	(1,917)
Misc Other	(125)	41

Net Cash Provided by Operating Activities	$6,874	$13,255

US LEC Announces First Quarter 2003 Results

April 27, 2004

US LEC Corp. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands, Except Per Share Data)

(Unaudited)

	March 31, 2004	December 31, 2003
Assets

Cash and cash equivalents	$43,609	$43,126
Restricted cash	61	61
Accounts receivable, net	49,439	48,294
Property and equipment, net	161,426	165,793
Deferred income taxes	637	346
Other assets	26,404	27,679

Total Assets	$281,576	$285,299

Liabilities and Stockholders’ Deficiency

Accounts payable	$22,557	$20,343
Notes payable	325	1,300
Deferred revenue	14,322	14,046
Accrued network costs	23,250	25,088
Accrued expenses	24,146	24,263
Deferred income taxes	637	346
Long-term debt	125,390	125,818

Total Liabilities	210,627	211,204

Series A Redeemable Convertible Preferred Stock	249,142	245,255

Stockholder’s Deficiency
Common Stock—Class A	299	297
Additional paid-in capital	91,021	90,852
Accumulated Deficit	(269,513)	(262,309)

Total Stockholders’ Deficiency	(178,193)	(171,160)

Total Liabilities, Preferred Stock and Stockholders’ Deficiency	$281,576	$285,299

US LEC Announces First Quarter 2003 Results

April 27, 2004

US LEC Corp. and Subsidiaries

Quarterly Statistical Highlights

(Unaudited)

	March 31, 2004	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003
Revenue (in 000s):
Total revenue	$85,186	$79,695	$79,723	$78,298	$73,108
End-customer revenue (1)	$66,807	$58,183	$54,433	$51,190	$47,552
Data revenue	$20,596	$14,417	$11,821	$10,820	$9,858

Customers:
Total Customers	35,951	35,172	13,970	12,345	10,988
Business Class Customers	18,244	16,814	13,970	12,345	10,988
Business Class Customers Purchasing Data Services	10,283	9,247	5,934	5,490	4,810
Shared Hosting/Dial Up Customers	17,707	18,358	—	—	—

Active Channels (2):
Voice	358,338	350,073	336,035	314,194	292,902
Data	257,186	160,287	142,950	127,046	116,164

Total active channels	615,524	510,360	478,985	441,240	409,066

Statistical Data:
Switching centers in service	27	27	26	26	26
Number of employees	1,030	1,016	934	941	913
Number of sales and sales support employees	438	412	397	386	387

(1)	Includes local, long distance and data revenue from end-customers.
(2)	As of March 31, 2004, the channels for the customer base acquired from Fastnet Corp. are included in Active Channels. Dial-up Internet Access and hosting are not included in Active Channels